Exhibit 99.2

CASH/STOCK ELECTION FORM

North State National Bank
Attn:
525 Salem Street
Chico, California 95928

Ladies and Gentlemen:

I am an owner of shares of common stock of North State National Bank. I acknowledge that I have received the prospectus/proxy statement dated             , 2003, relating to the Acquisition Agreement and Plan of Merger dated October 3, 2002, among North State, TriCo Bancshares and Tri Counties Bank, a wholly owned subsidiary of TriCo, and the related merger of North State into Tri Counties.

I understand that as a result of the acquisition agreement, I am being given the opportunity to elect to receive, in exchange for my shares of North State stock, if and when the merger is completed, either (i) cash; (ii) shares of TriCo common stock; or (iii) a combination of approximately 56% to 63% in TriCo stock and the balance in cash. This merger consideration is described in more detail beginning at page      of the prospectus/proxy statement.

I understand that North State must receive this completed Cash/Stock Election Form no later than             , 2003, the date of the special meeting of North State shareholders to vote upon the acquisition agreement. If North State does not receive the completed form by that date, I will be considered to have made a combination election for both cash and TriCo stock. I also understand that if I vote against the acquisition agreement at the meeting, I will be considered to have made a request to receive cash, even if I do not return this Cash/Stock Election Form or I return this Cash/Stock Election Form indicating another form of payment.

I understand that if North State shareholders request more cash than is available in the aggregate merger consideration, those shareholders who elected all cash will have the amount of cash they receive reduced on a pro rata basis and instead will receive TriCo stock with a value equal to the amount of the cash reduction. Similarly, if North State shareholders request more TriCo stock than is available in the aggregate merger consideration, those shareholders who elected all TriCo stock will have the value of the TriCo stock they receive reduced on a pro rata basis by the amount of the excess and instead will receive cash equal to the value of the reduction in stock consideration.

Subject to the qualifications described in the prospectus/proxy statement, I elect to do the following (check only one box):

☐	I elect to receive all cash.

☐	I elect to receive all TriCo stock (valued at the average closing price).

☐	I elect to receive approximately 56% to 63% in TriCo stock and the balance in cash.

I/we have executed this Cash/Stock Election Form and returned the original to:

North State National Bank
Attn:
525 Salem Street
Chico, California 95928

Dated:                     , 2003

(Signature)	(Signature - if shares are held in more than one name)
Name (Please print or type)	Name (Please print or type)
Street Address	No. of Common Shares Owned
City and State Zip
Telephone
Social Security Number(s):
or
Taxpayer Identification Number(s):

IF SHARES ARE HELD IN JOINT OWNERSHIP, ALL JOINT OWNERS SHOULD SIGN THIS ELECTION FORM. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OFFICER, PARTNER OR GUARDIAN, PLEASE GIVE FULL TITLE.